Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS REPORTS STRONG REVENUE AND INCOME GROWTH AS IT BEGINS

CADBURY INTEGRATION

•

Net revenues grew 26.0% to $11.3 billion; Combined Organic Net Revenues[1] grew 3.9%, reflecting 3.3 percent organic net revenue[1] growth of Kraft Foods’ base business[2] and 8.2 percent organic net revenue growth of Cadbury

•	Diluted EPS was $1.16; Operating EPS[1] was $0.49, up 19.5%

•	2010 Diluted EPS expected to be at least $2.35; Operating EPS at least $2.00

NORTHFIELD, Ill. – May 6, 2010 – Kraft Foods Inc. (NYSE: KFT) today reported strong first quarter 2010 results driven by good operating momentum in every geography. Volume/mix improved sequentially from the fourth quarter 2009 and contributed significantly to income growth and margin expansion for Kraft Foods’ base business.

“Our first quarter results are early evidence of our future potential in combination with Cadbury,” said Irene Rosenfeld, Chairman and CEO. “We demonstrated strong momentum in our Kraft Foods’ base business, including high-quality top-line growth and strong operating gains. In addition, our Cadbury business delivered solid financial results.”

Rosenfeld continued, “Our integration is progressing extremely well. We moved quickly to name our leadership teams, and I’m pleased that about a third of our top 50 executives are from Cadbury. We’ve confirmed our synergy targets and the specific initiatives that will drive future margin expansion and accelerate our growth.”

•

Net revenues from continuing operations in the first quarter increased 26.0 percent to $11.3 billion, including the favorable impact of 18.9 percentage points from the Cadbury acquisition, 4.2 percentage points from currency and a negative 0.4 percentage point impact from divestitures.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[2]	Kraft Foods’ base business is defined as the continuing operations of Kraft Foods, excluding the financial results of Cadbury.

Combined Organic Net Revenues1 grew 3.9 percent, reflecting 3.3 percent organic net revenue1 growth of Kraft Foods’ base business and 8.2 percent organic net revenue growth of Cadbury. Kraft Foods’ base business growth was driven by 3.1 percentage points from volume/mix and 0.2 percentage points from pricing. The benefit of earlier shipments of Easter products versus the prior year added approximately one-half percentage point to the combined company’s organic growth.

•

Operating income in the first quarter increased 2.6 percent to $1,206 million, including favorable impacts of 6.4 percentage points from currency and 17.8 percentage points from Cadbury’s operations, partially offset by a negative 25.3 percentage point impact from acquisition-related costs[3] and integration costs[4]. Excluding these factors, Kraft Foods’ base business operating income increased 3.7[1] percent reflecting volume/mix gains and productivity improvements that were partially offset by a negative 10.4 percentage point impact due to the change in unrealized gains and losses from hedging activity.

Operating income margin declined 240 basis points year-over-year to 10.7 percent, including a negative 300 basis point impact due to acquisition-related costs and integration costs and a positive 20 basis point impact due to the addition of Cadbury operations. Excluding these factors, Kraft Foods’ base business operating income margin expanded to 13.51 percent. The improvement reflected an increase of 170 basis points from operations, driven primarily by volume/mix gains and productivity improvements, that was partially offset by a negative 130 basis point impact due to the change in unrealized gains and losses from hedging activity.

•

The tax rate in the first quarter was 57.2 percent. This rate includes the impact of a deferred tax charge of $137 million, or approximately $0.08 per share, resulting from recently enacted U.S. health care legislation, and also includes the tax impact on certain acquisition-related costs and integration costs.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[3]	Acquisition-related costs include transaction advisory fees and U.K. stamp taxes; and the impact of the Cadbury inventory revaluation.
[4]	Integration costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition.

•

Earnings per share from continuing operations in the first quarter were $0.15, and included a negative impact of $0.34 related to acquisition-related costs and financing fees, integration costs, and the impact of U.S. health care legislation.

Operating EPS1 in the first quarter was $0.49, up 19.5 percent over EPS from continuing operations in the prior year. This was driven by $0.08 of operating gains from Kraft Foods’ base business and $0.07 of operating earnings from Cadbury.

Q1 2009 Diluted EPS	$0.45

Earnings from Discontinued Operations	(0.04)

Q1 2009 Diluted EPS from Continuing Operations	$0.41

Operating Gains – Kraft Foods’ Base Business	0.08
Change in Unrealized Gains/Losses from Hedging Activities	(0.05)
Change in Foreign Currency	0.03

Cadbury Operating Earnings (2 months)	0.07

Higher Interest Expense[5]	(0.04)
Changes in Taxes[6]	0.03
Change in Shares Outstanding	(0.04)

Q1 2010 Operating EPS	$0.49

Integration Costs	(0.02)
Acquisition-Related Costs and Financing Fees	(0.24)
U.S. Health Care Legislation Impact on Deferred Taxes	(0.08)

Q1 2010 Diluted EPS from Continuing Operations	$0.15

Earnings and Gain from Sale of Discontinued Operations	1.01

Q1 2010 Diluted EPS	$1.16

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[5]

Please see discussion of Non-GAAP Financial Measures at the end of this press release. Excludes a negative $0.10 per share impact from acquisition-related financing fees, which include hedging and foreign currency impacts associated with the Cadbury acquisition and other fees associated with the Cadbury bridge facility.

[6]	Excludes the negative $0.08 per share impact of the U.S. health care legislation on deferred taxes.

Kraft Foods North America

Net revenues increased 7.3 percent, including a 4.6 percentage point impact from the Cadbury acquisition and a favorable 1.9 percentage point impact from currency.

Combined Organic Net Revenues1 increased 1.3 percent reflecting 1.1 percent organic net revenue 1 growth of Kraft Foods’ base business and 6.4 percent organic net revenue growth of Cadbury. Earlier shipments of Easter products had a favorable impact of approximately one-half percentage point versus the prior year.

Kraft Foods’ base business growth was driven by volume/mix gains of 1.5 percent. Pricing in the quarter declined due to a negative 0.6 percentage point impact from lower price levels in response to lower dairy costs. Growth in the quarter was also tempered by lower natural cheese volumes and a significant year-over-year decline in merchandising at a key North American customer. However, earlier shipments of Easter products partially offset this impact.

Priority categories grew 2.5 percent behind investments in several key programs including:

•	New advertising and innovation behind Maxwell House coffee and continued success of Capri Sun ready-to-drink beverages;

•	The launch of an integrated marketing campaign for Oscar Mayer as well as new products in bacon and Oscar Mayer Lunchables;

•	New advertising for Oreo cookies, Ritz and Wheat Thins crackers;

•	Improved product quality, innovation and incremental distribution drove double-digit growth of Planters snack nuts; and

•	New advertising and new products under Philadelphia cream cheese and Velveeta processed cheese.

Cadbury growth reflected strong gains in Trident, Stride and Dentyne gum as well as Sour Patch candies that were partially offset by lower volumes of Halls cough drops due to a mild flu season.

Segment operating income grew 20.3 percent including favorable impacts of 5.5 percentage points from the Cadbury acquisition, net of acquisition-related costs, and 1.6 percentage points from currency. Excluding these factors, double-digit growth in operating income reflected productivity savings and volume/mix gains, partially offset by increased investments in advertising.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Kraft Foods Europe

Net revenues increased 40.5 percent, including a 30.7 percentage point impact from the Cadbury acquisition and a favorable 7.8 percentage point impact from currency.

Combined Organic Net Revenues1 increased 3.1 percent reflecting Kraft Foods’ base business organic net revenue1 growth of 2.5 percent and Cadbury organic net revenue growth of 5.3 percent. Earlier shipments of Easter products had a favorable impact of approximately one percentage point versus the prior year.

Kraft Foods’ base business growth was driven by volume/mix growth of 4.8 percentage points, partially offset by a negative 2.3 percentage point impact from net price reductions. Earlier shipments of Easter products also had a favorable impact. The priority brands collectively grew at 8 percent.

•

Chocolate grew mid-single digits due to strong volume/mix gains. Strong in-store marketing activities, promotional programs and the introduction of new products drove double-digit growth of Milka and Toblerone. Freia and Marabou in Scandinavia also delivered solid performance.

•	Coffee growth was driven by solid volume/mix gains behind Kenco in the U.K. and a double-digit revenue increase of Tassimo.

•	Cheese grew mid-single digits behind strong growth of Philadelphia due to the introduction of new packaging and a new marketing campaign.

•

Biscuits declined slightly due to short-term supply issues at a distribution center early in the quarter. Despite this issue, strong growth of priority brands drove an increase in volume/mix. Oreo grew double-digits due to strong growth in the U.K. and the launch of the product in France.

Cadbury growth benefited from gains in Cadbury Dairy Milk chocolate in the U.K. as well as a favorable impact from earlier shipments of Easter products versus the prior year.

Segment operating income grew 97.9 percent including favorable impacts of 39.9 percentage points from the Cadbury acquisition, net of acquisition-related costs, and 12.9 percentage points from currency. Excluding these factors, the increase was primarily due to gains from strong volume/mix growth while benefits from overhead cost reductions were reinvested in advertising.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Kraft Foods Developing Markets

Net revenues increased 66.7 percent, including a 49.2 percentage point impact from the Cadbury acquisition and a 7.7 percentage point impact from currency.

Combined Organic Net Revenues1 increased 10.8 percent reflecting Kraft Foods’ base business organic net revenue1 growth of 10.7 percent and Cadbury organic net revenue growth of 11.1 percent.

Kraft Foods’ base business growth was driven by 5.9 percentage points from volume/mix gains and 4.8 percentage points from higher price levels. The priority brands collectively grew 19 percent.

•	In Latin America, organic revenues grew double-digits due to higher price levels and strong volume/mix gains. The priority brands collectively grew 22 percent, led by Tang powdered beverages.

•

In Asia Pacific, organic revenues grew double-digits due to strong volume/mix gains, slightly offset by lower price levels. The priority brands collectively grew more than 30 percent, led by Oreo cookies and Tang powdered beverages.

•

In Central and Eastern Europe, Middle East & Africa, weak economic conditions and poor category trends, particularly in Central and Southeast Europe, tempered growth to mid-single digit levels. However, share gains in key markets and categories partially offset market weakness. As a result, the priority brands collectively grew 10 percent, including strong growth of Jacobs coffee.

Cadbury delivered strong growth primarily reflecting gains in gum across Latin America and chocolate in Asia, particularly India and Australia.

Segment operating income grew 73.4 percent including positive impacts of 44.0 percentage points from the Cadbury acquisition, net of acquisition-related costs, and 20.7 percentage points from currency. Excluding these factors, the increase was due to strong net revenue growth, partially offset by higher marketing investments and overheads.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

OUTLOOK

The company expects Combined Organic Net Revenue7 growth of at least 4 percent in 2010, driven by approximately 4 percent organic net revenue growth7 of Kraft Foods’ base business and approximately 5 percent organic net revenue growth of Cadbury.

Diluted EPS is expected to be at least $2.35 in 2010. This includes:

•	Operating EPS[7] of at least $2.00;

•	Integration costs of approximately $0.30;

•	Acquisition-related costs and financing fees of approximately $0.22;

•	U.S. health care legislation charge of $0.08; and

•	Earnings and gain on the sale of the Pizza business of $0.95.

Operating EPS reflects strong EPS growth of the Kraft Foods’ base business at the high end of the company’s 7 percent to 9 percent long-term EPS growth target, solid earnings performance from Cadbury as it benefits from past cost savings initiatives and a modest contribution from cost synergies. Earnings growth will be tempered in the near term by stepped-up levels of brand support across the portfolio, as well as incremental interest and shares outstanding as a result of the Cadbury acquisition.

For 2011, the company expects to deliver its long-term target of at least 5 percent organic net revenue growth and mid-teens growth in Operating EPS. Growth in Operating EPS is consistent with the previous Kraft Foods’ base business EPS growth target.

“The Cadbury acquisition is transformational for Kraft Foods, both strategically and financially, and this is reflected in our long-term outlook for the combined company,” said Rosenfeld. “We have a strong track record of successfully integrating acquired companies and we are on track to continue that with Cadbury.”

CONFERENCE CALL

Kraft Foods will host a conference call for investors with accompanying slides to review its results at 5 p.m. EDT today. Access to a live audio webcast with accompanying slides is available at www.kraftfoodscompany.com, and a replay of the event will also be available on the company’s web site.

[7]	See definition in Non-GAAP Financial Measures at the end of this press release.

ABOUT KRAFT FOODS INC.

With annual revenues of approximately $48 billion, Kraft Foods is a global powerhouse in snacks, confectionery and quick meals. The company is the world’s second largest food company, making delicious products for billions of consumers in more than 160 countries. The portfolio includes 11 iconic brands with revenues exceeding $1 billion – Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gum; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Approximately 70 brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com; NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements, including but not limited to statements regarding expected 2010 Diluted EPS and operating EPS; that our quarterly results are evidence of our future potential in combination with Cadbury; our Cadbury integration is progressing extremely well; we’ve confirmed both our synergy targets and the specific initiatives that will drive future margin expansion and accelerate our growth; our Outlook, specifically, expected Combined Organic Net Revenue growth and that it will be driven by organic net revenue growth of its base business and Cadbury, that expected 2010 Diluted earnings per share will include operating EPS of at least $2.00, integration costs of approximately $0.30, acquisition-related costs and financing fees of approximately $0.22, the U.S. health care legislation charge of $0.08, and earnings and gain on sale of the Pizza business of $0.95, that operating EPS reflects EPS growth of the Kraft Foods’ base business at the high end of our long-term EPS growth target, solid earnings performance from Cadbury and a modest contribution from cost synergies, that earnings growth will be tempered in the near term by stepped-up levels of brand support across the portfolio and incremental interest and shares outstanding as a result of the Cadbury acquisition, our 2011 expectation to deliver our long-term target of at least 5 percent organic net revenue growth and mid-teens growth in Operating EPS and it is consistent with our previous base business EPS growth target, that the Cadbury acquisition is transformational for Kraft Foods, both strategically and financially, and that this is reflected in our long-term outlook for the combined company; and we expect our strong track record of successfully integrating acquired companies to continue with Cadbury. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, continued volatility of input costs, pricing actions, increased competition, our ability to differentiate our products from private label products, risks from operating internationally, our indebtedness and our ability to pay our indebtedness, failure to realize the expected benefits of the combination with Cadbury, continued weakness in economic conditions and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including the registration statement on Form S-4, as amended from time to time, filed by Kraft Foods in connection with the Cadbury offer, our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this slide presentation, except as required by applicable law or regulation.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results because it excludes the volatility of currency, and the one-time impacts of acquisitions and divestitures from net revenues.

To reflect the impacts of a significant business combination, as defined by SEC Regulation S-X, the company uses Combined Organic Net Revenues as a top-line measure. Accordingly, Combined Organic Net Revenues includes the impacts of significant acquisitions, and excludes the impacts of other acquisitions, divestitures and currency. The company uses Combined Organic Net Revenues and corresponding growth ratios to reflect the organic growth rates for Kraft Foods’ base business and Cadbury. The organic growth rate of Cadbury reflects growth from the date of acquisition, or February 2, 2010, through the end of the quarter. Similar to organic net revenues, management believes Combined Organic Net Revenues better reflects revenues on a going-forward basis of the combined business.

The company uses Operating EPS, which is defined as diluted EPS attributable to Kraft Foods excluding costs related to: the integration of Cadbury; acquisition-related costs, including transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation; acquisition-related financing fees; and the impact of a deferred tax charge resulting from the recently enacted U.S. health care legislation. Management believes this measure better reflects earnings per share on a going-forward basis and provides improved comparability of results because it excludes the volatility of currency; certain impacts related to the Cadbury acquisition; other one-time impacts; and divestitures from earnings per share.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the quarters ended March 31, 2010 and 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in the company’s Outlook, the company has not provided that information.

SEGMENT OPERATING INCOME

Management uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of its U.S. pension plan cost (which is a component of cost of sales and marketing, administration and research costs), general corporate expenses (which are a component of marketing, administration and research costs) and amortization of intangibles for all periods presented. The company centrally manages pension plan funding decisions and determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, the company allocates only the service cost component of its U.S. pension plan expense to segment operating income. The company excludes the unrealized gains and losses on hedging activities from segment operating income to provide better transparency of its segment operating results. Once realized, the company records the gains and losses on hedging activities within segment operating results. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

# # #

Schedule 1

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

For the Three Months Ended March 31,

(in millions of dollars, except per share data) (Unaudited)

	As Reported (GAAP)
	2010	2009 (As Revised)	% Change Fav / (Unfav)
Net revenues	$11,318	$8,979	26.0%

Cost of sales	7,229	5,879	(23.0)%

Gross profit	4,089	3,100	31.9%
Gross profit margin	36.1%	34.5%

Marketing, administration and research costs	2,850	1,919	(48.5)%

Amortization of intangibles	33	6	(100.0+ )%

Operating income	1,206	1,175	2.6%
Operating income margin	10.7%	13.1%

Interest and other expense, net	624	280	(100.0+ )%

Earnings from continuing operations before income taxes	582	895	(35.0)%

Provision for income taxes	333	292	(14.0)%
Effective tax rate	57.2%	32.6%

Earnings from continuing operations	$249	$603	(58.7)%

Earnings from discontinued operations, net of income taxes	48	59	(18.6)%

Gain on divestiture of discontinued operations, net of income taxes	1,596	—	100.0%

Net earnings	$1,893	$662	100.0+ %

Noncontrolling interest	10	2	100.0+ %

Net earnings attributable to Kraft Foods	$1,883	$660	100.0+ %

Per share data:
Basic earnings per share attributable to Kraft Foods:
- Continuing operations	$0.15	$0.41	(63.4)%
- Discontinued operations	1.02	0.04	100.0+ %

- Net earnings attributable to Kraft Foods	$1.17	$0.45	100.0+ %

Diluted earnings per share attributable to Kraft Foods:
- Continuing operations	$0.15	$0.41	(63.4)%
- Discontinued operations	1.01	0.04	100.0+ %

- Net earnings attributable to Kraft Foods	$1.16	$0.45	100.0+ %

Average shares outstanding:
Basic	1,614	1,475	(9.4)%
Diluted	1,620	1,483	(9.2)%

Schedule 2

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Three Months Ended March 31,

($ in millions) (Unaudited)

						Add back:				% Change
	As Reported (GAAP)	Impact of Divesti- tures	Impact of Acquisi- tions	Impact of Currency	Base Kraft Foods Organic (Non- GAAP)	Impact of Acquisitions - Cadbury (1)	Impact of Currency - Cadbury (1)	Cadbury Organic (Non- GAAP) (1)	Combined Organic (Non- GAAP)	As Reported (GAAP)	Base Kraft Foods Organic (Non- GAAP) (2)	Cadbury Organic (Non- GAAP) (1)	Combined Organic (Non- GAAP)
2010
U.S. Beverages	$821	$—	$—	$—	$821	$—	$—	$—	$821	4.9%	4.9%	—	4.9%
U.S. Cheese	845	—	—	—	845	—	—	—	845	(5.5)%	(5.5)%	—	(5.5)%
U.S. Convenient Meals	770	—	—	—	770	—	—	—	770	4.8%	4.8%	—	4.8%
U.S. Grocery	816	—	—	—	816	—	—	—	816	(0.2)%	(0.2)%	—	(0.2)%
U.S. Snacks	1,392	—	(179)	—	1,213	179	—	179	1,392	16.3%	2.4%	5.3%	2.7%
Canada & N.A. Foodservice	1,044	—	(67)	(98)	879	67	(12)	55	934	19.7%	0.8%	10.0%	1.3%

Kraft Foods North America	$5,688	$—	$(246)	$(98)	$5,344	$246	$(12)	$234	$5,578	7.3%	1.1%	6.4%	1.3%

Kraft Foods Europe	2,709	—	(589)	(151)	1,969	589	(37)	552	2,521	40.5%	2.5%	5.3%	3.1%
Kraft Foods Developing Markets	2,921	—	(858)	(134)	1,929	858	(120)	738	2,667	66.7%	10.7%	11.1%	10.8%

Kraft Foods	$11,318	$—	$(1,693)	$(383)	$9,242	$1,693	$(169)	$1,524	$10,766	26.0%	3.3%	8.2%	3.9%

2009 (As Revised)
U.S. Beverages	$783	$—	$—	$—	$783	$—	$—	$—	$783
U.S. Cheese	894	—	—	—	894	—	—	—	894
U.S. Convenient Meals	735	—	—	—	735	—	—	—	735
U.S. Grocery	818	—	—	—	818	—	—	—	818
U.S. Snacks	1,197	(12)	—	—	1,185	170	—	170	1,355
Canada & N.A. Foodservice	872	—	—	—	872	50	—	50	922

Kraft Foods North America	$5,299	$(12)	$—	$—	$5,287	$220		$220	$5,507

Kraft Foods Europe	1,928	(7)	—	—	1,921	524	—	524	2,445
Kraft Foods Developing Markets	1,752	(9)	—	—	1,743	664	—	664	2,407

Kraft Foods	$8,979	$(28)	$—	$—	$8,951	$1,408	$—	$1,408	$10,359

(1)	Kraft Foods acquired Cadbury plc on February 2, 2010. Cadbury data, shown above, is for February and March 2010 and 2009, adjusted from IFRS to U.S. GAAP and translated to US$ from local countries’ currencies.

(2)	Base Kraft Foods Organic Revenue Growth (Non-GAAP) drivers were as follows:

	Organic Growth Drivers
	Vol / Mix		Price
2010 - Base Kraft Foods Organic
U.S. Beverages	4.1	pp	0.8	pp
U.S. Cheese	(2.3)		(3.2)
U.S. Convenient Meals	4.7		0.1
U.S. Grocery	(1.0)		0.8
U.S. Snacks	3.3		(0.9)
Canada & N.A. Foodservice	0.5		0.3

Kraft Foods North America	1.5		(0.4)

Kraft Foods Europe	4.8		(2.3)
Kraft Foods Developing Markets	5.9		4.8

Kraft Foods	3.1	pp	0.2	pp

Schedule 3

Kraft Foods Inc. and Subsidiaries

Operating Income by Reportable Segments

For the Three Months Ended March 31,

($ in millions) (Unaudited)

		2010 Impacts
	2009 Operating Income - As Revised (GAAP)	Impact of Acquisitions	Acquisition- Related Costs (1)	Integration Costs	Impact of Currency	Impact of Divestitures	Operations	2010 Operating Income - As Reported (GAAP)	% Change
Segment Operating Income:
U.S. Beverages	$162	$—	$—	$—	$—	$—	$10	$172	6.2%
U.S. Cheese	131	—	—	—	—	—	3	134	2.3%
U.S. Convenient Meals	61	—	—	—	—	—	23	84	37.7%
U.S. Grocery	262	—	—	—	—	—	24	286	9.2%
U.S. Snacks	129	42	(5)	2	—	(2)	41	207	60.5%
Canada & N.A. Foodservice	72	10	(2)	(1)	13	—	8	100	38.9%

Kraft Foods North America	$817	$52	$(7)	$1	$13	$(2)	$109	$983	20.3%
Kraft Foods Europe	146	88	(23)	(1)	21	(1)	59	289	97.9%
Kraft Foods Developing Markets	207	117	(26)	—	43	(1)	19	359	73.4%

Unrealized G/(L) on Hedging Activities	87	—	—	—	—	—	(125)	(38)
HQ Pension	(40)	—	—	—	—	—	(16)	(56)
General Corporate Expenses	(36)	(15)	(203)	(43)	—	—	(1)	(298)
Amortization of Intangibles	(6)	(29)	—	—	—	—	2	(33)

Kraft Foods	$1,175	$213	$(259)	$(43)	$77	$(4)	$47	$1,206	2.6%

(1)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.

Schedule 4

Kraft Foods Inc. and Subsidiaries

Diluted Earnings Per Share

Reconciliation of GAAP to Non-GAAP Information

For the Three Months Ended March 31,

(Unaudited)

	2010
	As Reported (GAAP)	Integration Costs	Acquisition- Related Costs (1) and Financing Fees (2)	U.S. Health Care Legislation Impact on Deferred Taxes	Operating (Non-GAAP)
Diluted
- Continuing operations	$0.15	$(0.02)	$(0.24)	$(0.08)	$0.49
- Discontinued operations	1.01

- Net earnings	$1.16

(1)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.
(2)	Acquisition-related financing fees include hedging and foreign currency impacts associated with the Cadbury acquisition and other fees associated with the Cadbury bridge facility.

Schedule 5

Kraft Foods Inc. and Subsidiaries

Operating Income Margins

Reconciliation of GAAP to Non-GAAP Information

For the Three Months Ended March 31, 2010

(in millions) (Unaudited)

	As Reported (GAAP)	Integration Costs	Acquisition- Related Costs (1)	Cadbury	Base Kraft Foods (Non-GAAP)
Net Revenues	$11,318	$—	$—	$1,693	$9,625

Operating Income	$1,206	$(43)	$(259)	$213	$1,295

Operating Income Margin	10.7%				13.5%

(1)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.

Schedule 6

Kraft Foods Inc. and Subsidiaries

Operating Income Growth

Reconciliation of GAAP to Non-GAAP Information

For the Three Months Ended March 31,

(in millions) (Unaudited)

							% Growth
	As Reported (GAAP)	Integration Costs	Acquisition-Related Costs (1)	Cadbury Operating Income	Impact of Currency	Base Kraft Foods (Non-GAAP)	As Reported (GAAP)	Base Kraft Foods (Non-GAAP)
2010
Operating Income	$1,206	$(43)	$(259)	$213	$77	$1,218	2.6%	3.7%

2009 (As Revised)
Operating Income	$1,175	—	—	—	—	$1,175

(1)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.

Schedule 7

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in millions) (Unaudited)

	March 31, 2010	December 31, 2009	March 31, 2009
ASSETS
Cash and cash equivalents	$3,878	$2,101	$1,184
Receivables, net	6,575	5,197	4,472
Inventories, net	5,097	3,775	4,050
Other current assets	1,665	1,381	1,435
Property, plant and equipment, net	13,896	10,693	9,735
Goodwill	37,119	28,764	27,348
Intangible assets, net	25,648	13,429	12,908
Other assets	1,831	1,374	1,221

TOTAL ASSETS	$95,709	$66,714	$62,353

LIABILITIES AND EQUITY
Short-term borrowings	$891	$453	$1,022
Current portion of long-term debt	633	513	759
Accounts payable	5,422	3,766	3,207
Other current liabilities	8,635	6,759	5,327
Long-term debt	29,496	18,024	18,385
Deferred income taxes	7,561	4,508	4,090
Accrued pension costs	2,565	1,765	2,358
Accrued postretirement health care costs	2,878	2,816	2,679
Other liabilities	3,134	2,138	2,071

TOTAL LIABILITIES	61,215	40,742	39,898

TOTAL EQUITY	34,494	25,972	22,455

TOTAL LIABILITIES AND EQUITY	$95,709	$66,714	$62,353